Exhibit 99.2

SELECTED BUSINESS SEGMENT DATA (UNAUDITED)

For the 3 months ending March 31, 2012 and 2011

	1st Quarter
(in thousands, except sales price data)	2012	2011	Change
Oil and Gas Operations
Operating revenues
Natural gas	$75,580	$95,599	$(20,019)
Oil	124,314	103,256	21,058
Natural gas liquids	23,712	17,533	6,179
Other	351	404	(53)

Total	$223,957	$216,792	$7,165

Production volumes
Natural gas (MMcf)	19,092	17,334	1,758
Oil (MBbl)	1,953	1,364	589
Natural gas liquids (MMgal)	26.0	19.7	6.3
Total production volumes (MMcfe)	34,530	28,338	6,192
Total production volumes (MBOE)	5,755	4,723	1,032
Revenue per unit of production including effects of all derivative instruments
Natural gas (Mcf)	$3.96	$5.52	$(1.56)
Oil (barrel)	$63.65	$75.70	$(12.05)
Natural gas liquids (gallon)	$0.91	$0.89	$0.02
Revenue per unit of production including effects of qualifying cash flow hedges
Natural gas (Mcf)	$3.94	$5.52	$(1.58)
Oil (barrel)	$85.12	$75.70	$9.42
Natural gas liquids (gallon)	$0.87	$0.89	$(0.02)
Revenue per unit of production excluding effects of all derivative instruments*
Natural gas (Mcf)	$2.67	$4.01	$(1.34)
Oil (barrel)	$98.58	$88.67	$9.91
Natural gas liquids (gallon)	$0.95	$1.01	$(0.06)
Other data
Lease operating expense (LOE)
LOE and other	$56,612	$46,945	$9,667
Production taxes	14,162	12,283	1,879

Total	$70,774	$59,228	$11,546

Depreciation, depletion and amortization	$84,088	$51,348	$32,740
Asset impairment	$21,545	$—	$21,545
General and administrative expense	$17,943	$18,894	$(951)
Capital expenditures	$340,967	$140,323	$200,644
Exploration expenditures	$1,789	$614	$1,175
Operating income	$26,005	$85,059	$(59,054)

Natural Gas Distribution
Operating revenues
Residential	$130,509	$187,674	$(57,165)
Commercial and industrial	46,756	66,906	(20,150)
Transportation	15,598	16,493	(895)
Other	1,624	(1,501)	3,125

Total	$194,487	$269,572	$(75,085)

Gas delivery volumes (MMcf)
Residential	8,238	12,591	(4,353)
Commercial and industrial	3,442	5,000	(1,558)
Transportation	12,036	12,970	(934)

Total	23,716	30,561	(6,845)

Other data
Depreciation and amortization	$10,446	$9,780	$666
Capital expenditures	$14,943	$13,540	$1,403
Operating income	$78,560	$75,059	$3,501

*	Amended revenue per unit of production excluding effects of all derivative instruments.